Exhibit 2.1

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of October 30, 2015, by and among Seagull International Limited, a Cayman Islands exempted limited company (“Investor”), Seagull Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Investor (“Acquisition Sub”), and OmniVision Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, Investor, Acquisition Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of April 30, 2015 (the “Merger Agreement”).

WHEREAS, Investor, Acquisition Sub and the Company desire to amend the Merger Agreement and schedules thereto to reflect certain understandings as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Investor, Acquisition Sub and the Company hereby agree as follows:

Section 1.              Section 2.7(d).  Section 2.7(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(d)           Company Options.  Each Company Option that (i) is unvested and outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, or (ii) is vested and outstanding as of immediately prior to the Effective Time and (A) has a per share exercise price that is greater than or equal to the Merger Consideration, and (B) is held by an employee, director or consultant of the Company who is providing services to the Company as of immediately prior to the Effective Time (each such Company Option, a “Vested Out-of-the-Money Option”) shall be assumed and converted into an option to purchase, on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, the number of shares of Investor Parent equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, at an exercise price per share of Investor Parent, determined by subtracting from the per-share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to the Company Option immediately prior to the Effective Time an amount equal to the difference between the Merger Consideration and the fair market value of a share of Investor Parent as of the Effective Time, with the result rounded up to the nearest whole cent (each such option, an “Investor Parent Option”).  In addition, each Company Option held by a U.S. taxpayer shall be adjusted as required by Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of the Treasury Regulations under Section 409A of the Code.  Each Company Option that is vested and outstanding as of immediately prior to the Effective Time (other than a Vested Out-of-the-Money-Option) shall be cancelled and terminated as of the Effective Time, and each holder of each such Company Option shall receive, subject to Section

2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such vested Company Option immediately prior to the Effective Time, by (y) the excess of the amount of the Merger Consideration less the per share exercise price of such Company Option (the “Vested Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option).  The Company shall take all actions reasonably necessary to deliver all required notices under all Company Option agreements and any other plan or arrangement of the Company.  For avoidance of doubt, the Company shall not take any action that would accelerate the vesting of the Company Options in connection with any of the transactions contemplated by this Agreement, except to the extent directed by Investor in Investor’s sole discretion between the date of this Agreement and the Effective Time, in which case the Company shall cause the vesting of any such Company Options to occur on or immediately prior to the Effective Time.  Within three (3) Business Days after the Closing, Investor shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Investor shall cause the Surviving Corporation to pay to each of the holders of vested Company Options, the applicable Vested Option Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

Section 2.              Section 6.18(b).  Section 6.18(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(b)           As soon as reasonably practicable but in any event no later than the earlier of (i) 15 days after Investor delivers a written notice to the Company confirming that all closing conditions set forth in Section 7.1(b)(ii) have been satisfied and (ii) the Closing, the Company shall repay and extinguish in full, with its own funds, all Indebtedness outstanding under the Loan and Security Agreement, dated March 16, 2007 (as amended from time to time), by and between the Company and Citibank N.A. (the “Citi Loan Agreement”) and shall use reasonable best efforts to cause the lender under the Citi Loan Agreement to execute all documents, take all actions, and deliver to Investor termination statements and mortgage releases that, when executed, carried out, filed or recorded, as the case may be, will be necessary to release any and all Liens relating to the Citi Loan Agreement.

Section 3.              Schedule 5.1(b).  Schedule 5.1(b) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 5.1(b) attached hereto.

Section 4.              Company Disclosure Letter.  In connection with the execution and delivery of this Amendment, the Company has delivered to Investor a supplement to the Company Disclosure Letter, which shall be deemed to have amended the Company Disclosure Letter delivered by the Company to Investor on the date of the Merger Agreement.

Section 5.              Effect on Merger Agreement.  Except as expressly set forth herein, the Merger Agreement shall remain in full force and effect in accordance with its terms.  This Amendment is hereby deemed a part of the Merger Agreement, the terms of which are incorporated herein by this reference.

Section 6.              Miscellaneous.  The provisions of Article IX (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment.

Section 7.              Severability.  In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.              Governing Law.  This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 9.              Counterparts; Facsimile or .pdf Signature.  This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Amendment may be executed by facsimile or .pdf signature, and a facsimile or .pdf signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized representatives to be effective as of the date first above written.

SEAGULL INTERNATIONAL LIMITED

By:	/s/ JI Zhen

Name: JI Zhen

Title: Authorized Signatory

SEAGULL ACQUISITION CORPORATION

By:	/s/ JI Zhen

Name: JI Zhen

Title: Authorized Signatory

OMNIVISION TECHNOLOGIES, INC.

By:	/s/ Henry Yang

Name: Henry Yang

Title: Chief Operating Officer

[AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
by and among
SEAGULL INTERNATIONAL LIMITED,
SEAGULL ACQUISITION CORPORATION

and
OMNIVISION TECHNOLOGIES, INC.]